Exhibit 99.1

Southern First Reports Results for Second Quarter of 2012

Greenville, South Carolina, July 24, 2012 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, N.A. (also doing business as Greenville First Bank), today announced that net income for the second quarter of 2012 was $815 thousand compared to $628 thousand for the second quarter of 2011.  After dividends paid to the US Treasury on preferred stock, net income available to the common shareholders was $589 thousand compared to $343 thousand for the second quarter of 2011.    For the six months ended June 30, 2012, net income was $1.5 million and net income to common shareholders was $988 thousand.  In comparison, net income for the six months ended June 30, 2011 was $1.2 million and the net income to common shareholders was $596 thousand.

2012 Strategic Highlights

•         Completion of the partial redemption of TARP Capital

•         Company exits US Treasury’s TARP program

•         Announced plans to expand into Charleston, South Carolina

2012 Second Quarter Operating Highlights

•         Net income increased 30% to $815,000 during the 2nd quarter of 2012 compared to the prior year

•         Net interest margin for the 2nd quarter of 2012 increased to 3.61%  compared to 3.28% in 2011

•         Loan balances increased to $618.9 million for the 2nd quarter compared to $578.0 million in June 2011

•         Nonperforming assets improved to 1.70% at 2nd quarter 2012 compared to 1.73% in 2011

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
	2012	2012	2011	2011	2011
Asset Quality Ratios:
Nonperforming assets as a percentage of total assets	1.70%	1.79%	1.82%	1.65%	1.73%
Net charge-offs as a percentage of average loans (YTD annualized)	0.75%	0.62%	0.81%	0.62%	0.36%
Allowance for loan losses as a percentage of total loans	1.48%	1.51%	1.49%	1.48%	1.51%
Allowance for loan losses as a percentage of nonperforming loans	88.07%	91.55%	86.96%	94.94%	85.47%
Capital Ratios (1):
Total risk-based capital ratio	13.34%	13.38%	13.34%	13.44%	13.58%
Tier 1 risk-based capital ratio	12.09%	12.13%	12.08%	12.19%	12.33%
Leverage ratio	9.83%	9.78%	9.62%	9.84%	9.76%
Tangible common equity (2)(3)	6.24%	6.02%	5.98%	5.98%	5.84%
Earnings ($ in thousands, except per share data):
Net income	$815	688	440	483	628
Net income to common shareholder(2)	589	399	152	197	343
Earnings per common share (2)(5)	0.15	0.10	0.04	0.05	0.09
Other ($ in thousands):
Net interest margin (tax-equivalent)(4)	3.61%	3.45%	3.36%	3.36%	3.28%
Gross loans	$618,874	607,925	598,635	591,055	577,981
Core deposits	426,640	430,073	413,090	394,621	394,179
Total deposits	554,417	566,722	562,912	554,676	556,449
Total assets	759,632	770,006	767,745	758,106	758,102
(1) June 30, 2012 ratios are preliminary.

(2) Amounts and ratios for periods prior to September 30, 2011 have been restated for a correction of an immaterial error in accounting for preferred stock and the related discount accretion, as explained below.

(3) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(4) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(5) Per share amounts for the 2011 periods have been restated to reflect the 10% stock dividend in 2012.

Partial Repurchase of SFST’s Preferred Shares

 On June 27, 2012, the U.S. Treasury sold its preferred stock of the company through a public offering structured as a modified Dutch auction.  The company bid on a portion of the preferred stock in the auction after receiving approval from its regulators to do so.  The clearing price per share for the preferred shares was $904.00 (compared to a par value of $1,000.00 per share) and the company was successful in repurchasing 1,000 shares of the 17,299 shares of preferred stock outstanding through the auction process.  Included in the second quarter of 2012 operating results are approximately $95 thousand of costs incurred by the company related to the offering.  These costs are not tax-deductible.  The net balance sheet impact was a reduction to shareholders’ equity of $904 thousand which is comprised of a decrease in preferred stock of $1.0 million and a $96 thousand increase to retained earnings related to the discount on the shares repurchased.  However, the redemption of the $1.0 million in preferred shares will save the Company $50,000 annually in dividend expenses.

“The partial redemption of our preferred shares sends a powerful message about the performance and capital strength of Southern First”, commented Art Seaver, the company’s Chief Executive Officer. “If the company’s earnings continue to produce excess capital, redeeming additional shares of preferred stock could be a strategic option in the future.”

Company exits US Treasury’s TARP program

 Southern First also announced the company’s exit from the US Treasury’s TARP program. As noted above, the US Treasury elected to sell its preferred shares in the company through a public offering structured as a modified Dutch auction.  This auction was successful and resulted in the US Treasury selling its complete ownership in Southern First Bancshares. 16,299 shares of preferred stock remain outstanding, none of which are held by the U.S. Treasury. The company’s previously mentioned partial redemption of preferred shares was executed through this auction. The company is no longer subject to any restrictions imposed by the US Treasury under the TARP program.  In addition, the Company has received all regulatory approval necessary to repurchase the 399,970.34 warrants issued and outstanding from Treasury.  The transaction is expected to close in the third quarter of 2012.

“While the restrictions imposed by the government under the TARP program were relatively minor, we are delighted that the government no longer has any ownership interest in Southern First’s preferred stock,” Seaver commented.

Expansion into Charleston, South Carolina

On July 16, 2012, the company announced its pending expansion into Charleston, South Carolina with the hiring of Mr. Lenwood Howell as Executive Vice President and Charleston Regional Executive. Mr. Howell has over 17 years of banking experience in the Charleston market, most recently as market executive for the National Bank of South Carolina (Synovus).

“This has been a significant quarter in terms of strategic accomplishments,” commented Seaver. “We are incredibly excited about the addition of Len Howell to our team and our pending expansion to the Charleston market. Len Howell is well known by our executive team and his leadership and 17 year experience in the Charleston market will bring significant value to our company.”

Operating Results

“Our second quarter earnings represent the strongest quarterly earnings performance in over four years” stated Seaver. “The growth of earning assets and expansion of net interest margin have clearly impacted our earnings momentum.”

Net interest margin for the second quarter of 2012 improved to 3.61% from 3.45% for the first quarter of 2012, and increased 33 basis points from 3.28% for the second quarter of 2011.   The net interest margin for the six months ended June 30, 2012 was 3.53% compared to 3.23% for the six months ended June 30, 2011.  The primary driver of the increased net interest margin is the $40.9 million growth in loan balances during the past twelve months, combined with the 51 basis point decrease in the cost of our interest bearing liabilities.

During the second quarter of 2012, the company recorded total credit costs of $1.5 million compared to $1.2 million during the second quarter of 2011.  Of the $1.5 million in credit costs, $1.3 million related to the provision for loan losses while $176 thousand related primarily to the loss on sale of one property in other real estate owned.  In addition, loan charge-offs for the quarter were $1.3 million and related primarily to two large commercial loans.  Comparatively, the company recorded a loan loss provision of $650 thousand and expenses related to real estate owned of $548 thousand during the same period in 2011.  For the six months ended June 30, 2012, total credit costs were $2.9 million, consisting of a $2.5 million provision for loan losses and expenses of $454 thousand related to expenses from the sale and management of other real estate owned.  Total credit costs were $2.4 million during the six months ended June 30, 2011 and related to a $1.4 million provision for loan losses and $1.0 million of expenses from the sale and management of other real estate owned.  The company’s allowance for loan losses was $9.1 million, or 1.48%, of loans at June 30, 2012 which provides approximately 88% coverage of non-performing loans.

Noninterest income was $741 thousand and $618 thousand for the three months ended June 30, 2012 and 2011, respectively.  For the six months ended June 30, 2012 and 2011, noninterest income was $1.6 million and $1.2 million, respectively.  The increase in noninterest income during the three month period is related primarily to increases in income from bank owned life insurance and in rental income.  During the six month period of 2012, noninterest income increased due primarily to increases in loan fee income, service charges on deposit accounts, income from bank owned life insurance, and rental income. In addition, income derived from mortgage originations is a significant part of our noninterest income at $169 thousand and $338 thousand for the three months and six months ended June 30, 2012, respectively.

In addition, our noninterest expense was $4.7 million and $4.9 million for the three months ended June 30, 2012 and 2011, respectively.  Noninterest expense for the six months ended June 30, 2012 and 2011 was $9.4 million and $9.3 million, respectively.  The $200 thousand decrease in noninterest expense during the three month period related primarily to reduced expenses related to the sale and management of real estate owned and lower insurance costs, partially offset by increases in salaries and benefits expense, occupancy, data processing and related costs, and professional fees.   During the six months ended June 30, 2012, noninterest expense increased $112 thousand compared to the prior year due to increased salaries and benefits, occupancy, data processing and related costs, and professional fees; however, these increases were partially offset by reduced costs related to the sale and management of real estate owned and insurance expenses.

Nonperforming assets decreased to $12.9 million, or 1.70%, of total assets as of June 30, 2012 compared to $13.1 million, or 1.73%, at June 30, 2011.  Of the $12.9 million in total nonperforming assets as of June 30, 2012, nonperforming loans represent $10.4 million and other real estate owned represents $2.5 million.  During the second quarter of 2012, the company recorded $1.3 million in net charge-offs, or 0.88% of average loans on an annualized basis. Classified assets remain an improvement from the prior year at 44% of tier 1 capital plus the allowance for loan losses at June 30, 2012, compared to 49% at June 30, 2011.

Gross loans were $618.9 million as of June 30, 2012 compared to $598.6 million at December 31, 2011 and $578.0 million at June 30, 2011.  The $20.2 million increase in loan balances during the first six months of 2012 was concentrated primarily in residential mortgage loans.  Core deposits increased $32.5 million to $426.6 million at June 30, 2012 compared to June 30, 2011.  The increase in retail funding continued to enable the company to reduce its wholesale funding by approximately $36 million during the last twelve month period. As a result, brokered deposits now represent only 2.7% of total funding for the bank compared to 9.2% at June 30, 2011.  The company has reduced its brokered deposits by over $200 million since June 2009.

Shareholders’ equity totaled $63.2 million as of June 30, 2012, a $2.4 million increase from the same period in 2011. With a tier 1 leverage ratio of 9.83% and total risk based capital ratio of 13.34%, the company’s capital ratios exceed the regulatory requirements for a “well capitalized” institution. Tangible common equity increased to 6.24% at June 30, 2012 from 5.84% at June 30, 2011.

During the third quarter of 2011, the Company determined that it had been accounting for its preferred stock and related discount accretion in error.  All amounts and ratios related to preferred stock, discount accretion, net income (loss) to common shareholders and earnings (loss) per common share have been restated for periods prior to September 30, 2011.  The error was not material to the interim and annual financial statements.

Financial Highlights - Unaudited

			2nd Qtr			YTD
	Quarter Ended June 30		2012-2011	Six Months Ended June 30		2012-2011
(in thousands, except earnings per share)	2012	2011	% Change	2012	2011	% Change
Earnings Summary
Interest income	$8,534	8,887	-4.0%	17,091	17,492	-2.3%
Interest expense	2,156	3,085	-30.1%	4,583	6,289	-27.1%
Net interest income	6,378	5,802	9.9%	12,508	11,203	11.6%
Provision for loan losses	1,275	650	96.2%	2,475	1,375	80.0%
Noninterest income	741	618	19.9%	1,578	1,174	34.4%
Noninterest expense	4,655	4,855	4.1%	9,434	9,322	1.2%
Income before provision for income taxes	1,189	915	29.9%	2,177	1,680	29.6%
Income tax expense	374	287	30.3%	674	515	30.9%
Net income	815	628	29.8%	1,503	1,165	29.0%
Preferred stock dividends	216	216	0.0%	432	432	0.0%
Discount accretion (2)	106	69	53.6%	179	137	30.7%
Redemption of preferred stock	96	-		96	-
Net income available to common shareholders (2)	$589	343	71.7%	988	596	65.8%
Basic weighted average common shares (5)	3,842	3,821	0.6%	3,840	3,821	0.5%
Diluted weighted average common shares (5)	4,034	3,909	3.2%	3,957	3,909	1.2%
Earnings per common share - Basic (2)(5)	$0.15	0.09	66.7%	0.26	0.16	62.5%
Earnings per common share - Diluted (2)(5)	0.15	0.09	66.7%	0.25	0.15	66.7%

			2nd Qtr
	Quarter Ended June 30		2012-2011	March 31	December 31	September 30
	2012	2011	% Change	2012	2011	2011
Balance Sheet Highlights
Assets	$759,632	758,102	0.2%	770,006	767,745	758,106
Investment securities	74,231	93,865	-20.9%	78,615	108,584	89,040
Loans	618,874	577,980	7.1%	607,925	598,635	591,055
Allowance for loan losses	9,131	8,719	4.7%	9,196	8,925	8,751
Other real estate owned	2,555	2,934	-12.9%	3,733	3,686	3,262
Noninterest bearing deposits	94,008	57,737	62.8%	83,459	68,985	61,647
Interest bearing deposits	460,409	498,712	-7.7%	483,263	493,927	493,028
Total deposits	554,417	556,449	-0.4%	566,722	562,912	554,675
Other borrowings	122,700	122,700	0.0%	122,700	122,700	122,700
Junior subordinated debentures	13,403	13,403	0.0%	13,403	13,403	13,403
Shareholders’ equity	63,171	60,755	4.0%	63,006	62,540	61,868
Common Stock
Book value per common share (2)(5)	$12.34	11.59	6.5%	12.06	12.02	11.87
Stock price (5):
High	9.00	7.73	16.4%	7.36	7.21	9.48
Low	6.86	6.92	-0.9%	6.09	5.51	6.18
Period end	8.50	7.73	10.0%	6.85	6.50	6.27
Other
Return on average assets (6)	0.43%	0.33%	30.3%	0.36%	0.23%	0.26%
Return on average equity (6)	5.10%	4.13%	23.5%	4.34%	2.79%	3.12%
Loans to deposits	111.63%	103.87%	7.5%	107.27%	106.35%	106.56%
Efficiency ratio (7)	62.89%	66.81%	-5.9%	65.28%	61.78%	64.89%
Team members	117	113	3.5%	114	113	111

(2) Amounts and ratios for periods prior to September 30, 2011 have been restated for a correction of an immaterial error in accounting for preferred stock and the related discount accretion, as explained above.

(5) Per share amounts for the 2011 periods have been restated to reflect the 10% stock dividend in 2012.
(6) Annualized based on quarterly net income.
(7) Noninterest expense divided by the sum of net interest income and noninterest income, excluding real estate activity and gain on sale of investments.

Asset quality measures - Unaudited

			YTD
	June 30	June 30	2012-2011	March 31	December 31	September 30
(dollars in thousands)	2012	2011	% Change	2012	2011	2011
Nonperforming Assets
Commercial
Owner occupied RE	$599	800	-25.1%	699	1,061	983
Non-owner occupied RE	1,476	1,423	3.7%	1,090	1,745	740
Construction	1,005	1,310	-23.3%	1,047	1,314	1,288
Commercial business	507	2,315	-78.1%	515	503	976
Consumer
Real estate	286	1,085	-73.6%	618	476	1,134
Home equity	558	487	14.6%	263	386	385
Construction	-	-	-	-	-	-
Other	-	21	-100.0%	-	-	4
Nonaccruing troubled debt restructurings	5,937	2,760	115.1%	5,812	4,779	3,708
Total nonaccrual loans	10,368	10,201	1.6%	10,044	10,264	9,218
Other repossessed assets	2,555	2,934	-12.9%	3,733	3,686	3,262
Total nonperforming assets	$12,923	13,135	-1.6%	13,777	13,950	12,480
Nonperforming assets as a percentage of:
Total assets	1.70%	1.73%	-1.7%	1.79%	1.82%	1.65%
Total loans	2.09%	2.27%	-7.5%	2.27%	2.33%	2.11%
Accruing troubled debt restructurings	$8,569	6,118	40.1%	6,661	7,429	6,591

			2nd Qtr			YTD
	Quarter Ended June 30		2012-2011	Six Months Ended June 30		2012-2011
	2012	2011	Change	2012	2011	Change
Allowance for Loan Losses
Balance, beginning of period	$9,196	8,388	9.6%	8,925	8,386	6.4%
Loans charged-off	(1,345)	(385)	249.4%	(2,287)	(1,109)	106.2%
Recoveries of loans previously charged-off	5	66	(92.4)%	18	67	(73.1)%
Net loans charged-off	(1,340)	(319)	320.1%	(2,269)	(1,042)	117.6%
Provision for loan losses	1,275	650	96.2%	2,475	1,375	80.0%
Balance, end of period	$9,131	8,719	4.7%	9,131	8,719	4.7%
Allowance for loan losses to gross loans	1.48%	1.51%	(2.0)%	1.48%	1.51%	(2.0) %
Allowance for loan losses to nonaccrual loans	88.07%	85.47%	3.0%	88.07%	85.47%	3.0%
Net charge-offs to average loans (annualized)	0.88%	0.22%	300.0%	0.75%	0.36%	108.3%

AVERAGE YIELD/RATE - Unaudited

	Quarter Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	Yield/Rate(8)
Interest-earning assets
Federal funds sold	0.26%	0.24%	0.26%	0.23%
Investment securities, taxable	2.45%	2.93%	2.23%	2.69%
Investment securities, nontaxable	4.81%	5.22%	4.78%	5.33%
Loans	5.28%	5.76%	5.31%	5.74%
Total interest-earning assets	4.82%	5.00%	4.81%	5.02%
Interest-bearing liabilities
NOW accounts	0.60%	1.08%	0.66%	1.19%
Savings & money market	0.39%	0.83%	0.42%	0.83%
Time deposits	1.37%	1.97%	1.50%	2.06%
Total interest-bearing deposits	0.89%	1.48%	0.97%	1.56%
Note payable and other borrowings	3.37%	3.77%	3.44%	3.77%
Junior subordinated debentures	2.76%	2.60%	2.82%	2.60%
Total interest-bearing liabilities	1.43%	1.94%	1.50%	2.01%
Net interest spread	3.38%	3.06%	3.31%	3.01%
Net interest income (tax equivalent) / margin	3.61%	3.28%	3.53%	3.23%
(8) Annualized for the respective three and six month periods.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of Southern First Bank, N.A., the 9th largest bank headquartered in South Carolina; which also does business as Greenville First Bank, N.A. in Greenville County.  Since 1999 Southern First Bancshares has been providing financial services and now operates in six locations in the Greenville and Columbia markets of South Carolina.  Southern First Bancshares has assets of approximately $760 million and its stock is traded in the NASDAQ Global Market under the symbol SFST.  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements with respect to our expectations regarding the Company’s net interest margin that are not historical facts, and (2) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

FINANCIAL CONTACT: MIKE DOWLING  864-679-9070

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com